Exhibit 10.3

Ethanex Energy, Inc.

Omnibus Equity Incentive Plan

Stock Option Agreement

This Stock Option Agreement (the “Agreement”) is entered into effective as of the date of grant set forth below (the “Date of Grant”) by and between ETHANEX ENERGY, INC. (the “Company”) and the participant named below (the “Participant”). Capitalized terms not defined herein shall have the meaning ascribed to them in the Company’s Omnibus Equity Incentive Plan (the “Plan”).

Participant:	David J. McKittrick

Address:	5111 Cary Street Road Richmond, Virginia 23226

Total Option Shares:	1,500,000

Exercise Price Per Share:	$2.25

Date of Grant:	December 1, 2006

Expiration Date:	December 1, 2016 (unless earlier terminated pursuant to the Plan or grant requirements set forth below)

1. GRANT OF OPTION.

The Company hereby grants to Participant an option (this “Option”) to purchase the total number of shares of Common Stock of the Company set forth above (the “Shares”) at the Exercise Price Per Share set forth above (the “Exercise Price”), subject to all of the terms and conditions of this Agreement and the Plan.

2. EXERCISE PERIOD.

(a) Provided Participant continues to be employed by the Company, the Option shall become vested and exercisable as to the Shares as follows:

(i)	This Option shall not vest nor be exercisable with respect to any of the Shares until October 9, 2007.

(ii)	On October 9, 2007, the Option shall become vested and exercisable as to 25% of the Shares.

(iii)
On the last day of each month beginning November 30, 2007, the Option shall become vested and exercisable as to an additional 3.125% of the Shares (e.g., on November 30, 2007 a total of 28.125% shares shall be vested, on December 31, 2007 a total of 31.25% shares shall be vested, etc.).

(iv)
Notwithstanding the foregoing, the Option shall become fully vested and exercisable upon the Participant’s termination of employment: (i) by the Participant for Good Reason (as defined in the Participant’s Employment Agreement, dated on or around October 9, 2006 (the “Employment Agreement”)); (ii) by the Company for reasons other than for Cause (as defined in the Employment Agreement); (iii) in connection with a Change in Control (as defined in the Employment Agreement); or (iv) upon death or Disability (as defined in the Employment Agreement). (Whether a termination occurs in connection with a Change in Control will be determined by the Committee in its sole discretion.)

(v)	If application of the vesting percentage causes a fractional share, such share shall be rounded down to the nearest whole share.

(b) Shares that are vested pursuant to the schedule set forth in Section 2 are “Vested Shares.” Shares that are not vested pursuant to the schedule set forth in Section 2 are “Unvested Shares.”

3. TERMINATION.

(a) If Participant’s employment with the Company is terminated by the Participant for any reason other than Good Reason, then the Option, to the extent (and only to the extent) that it would have been exercisable by Participant on the termination date, may be exercised by Participant no later than 1 month after the termination date, but in any event no later than the Expiration Date. All Unvested Shares or any right or claim to such shares shall be immediately forfeited as of the termination date.

(b) If Participant’s employment with the Company is terminated (i) in connection with a Change in Control, (ii) by death or Disability, (iii) by the Participant for Good Reason, or (iv) by the Company for reasons other than for Cause, then the Option shall, as provided in Section 2(a)(iv) above, become fully vested and exercisable upon the Participant’s termination of employment and may be exercised by Participant (or Participant’s legal representative) no later than 12 months after the termination date, but in any event no later than the Expiration Date.

(c) Notwithstanding anything in the Agreement or Plan to the contrary, if the Participant is terminated by the Company for Cause, any unexercised portion of the Option, whether vested or not, shall expire and any right, title or interest in the Option or the Option Shares thereunder shall be forfeited as of the participant’s termination date from the Company.

4. NO OBLIGATION TO EMPLOY.

Nothing in the Plan or this Agreement shall confer on Participant any right to continue in the employ of, or other relationship with the Company or limit in any way the right of the Company to terminate Participant’s employment or other relationship at any time, with or without Cause.

5. MANNER OF EXERCISE.

(a) To exercise this Option, Participant (or in the case of exercise after Participant’s death or incapacity, Participant’s executor, administrator, heir or legatee, as the case may be) must deliver written notice of exercise to the Company (the “Exercise Agreement”), which shall set forth, inter alia, (i) Participant’s election to exercise the Option, (ii) the number of Shares being purchased and (iii) any representations, warranties and agreements regarding Participant’s investment intent and access to information as may be required by the Company to comply with applicable securities laws. If someone other than Participant exercises the Option, then such person must submit documentation reasonably acceptable to the Company verifying that such person has the legal right to exercise the Option and such person shall be subject to all of the restrictions contained herein as if such person were the Participant.

(b) This Option may not be exercised unless such exercise is in compliance with all applicable federal and state securities laws, as they are in effect on the date of exercise. The Exercise Agreement shall be accompanied by full payment of the Exercise Price for the Shares being purchased in cash (including by check) or as permitted under the Plan. The Exercise Price must be paid in United States dollars, in cash or by personal check payable to the order of the Company, at the time of purchase.

(c) Alternatively, subject to applicable law, the Participant may elect to pay the Exercise Price, or any part of it, by: (i) delivering Mature Shares (valued at their Fair Market Value) or (ii) having the Company retain Shares (valued at their Fair Market Value); or (iii) any combination of cash, personal check and (i) or (ii).

(d) The Company may make available, in its sole discretion and subject to applicable law, a special sale and remittance procedure pursuant to which the Participant (or any other person or persons exercising the Option) shall provide irrevocable written instructions concurrently to: (i) a Participant-designated brokerage firm acceptable to the Company to effect the immediate sale of a portion of the Shares to be received pursuant to the exercise of the Option, and remit to the Company, out of the sale proceeds available on the settlement date or otherwise, the minimum amount of funds required to cover the aggregate Exercise Price payable for the Option Shares plus all Applicable Withholding Taxes; and (ii) the Company to deliver promptly upon receipt of such funds the certificates for such Shares directly to such brokerage firm.

6. TAX WITHHOLDING.

Prior to the issuance of Shares upon exercise of the Option, Participant shall pay, or make arrangements satisfactory to the Company regarding the payment to the Company of, Applicable Withholding Taxes. The Participant may elect to satisfy Applicable Withholding Taxes by (i) making a cash payment or authorizing additional withholding from cash compensation, (ii) delivering Mature Shares (valued at their Fair Market Value), or (iii) having the Company retain that number of Shares (valued at their Fair Market Value) that would satisfy all or a specified portion of the Applicable Withholding Taxes.

7. COMPLIANCE WITH LAWS AND REGULATIONS.

(a) The exercise of this Option and the issuance and transfer of Shares shall be subject to compliance by the Company and Participant with all applicable requirements of applicable securities laws. If at any time the Committee determines that exercising the Option or issuing Shares would violate applicable securities laws, the Option will not be exercisable, and the Company will not be required to issue Shares. The Committee may declare any provision of this Agreement or action of its own null and void, if it determines the provision or action fails to comply with the short-swing trading rules. As a condition to exercise, the Company may require the Participant to make written representations it deems necessary or desirable to comply with applicable securities laws.

(b) No person who acquires Shares under this Agreement may sell the Shares, unless the offer and sale are made pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"), that is current and includes the Shares to be sold, or an exemption from the registration requirements of the Securities Act.

8. NONTRANSFERABILITY OF OPTION.

The Option may not be transferred in any manner other than by will or by the laws of descent and distribution, and may be exercised during the lifetime of Participant only by Participant or in the event of Participant’s incapacity, by Participant’s legal representative. The terms of the Option shall be binding upon the executors, administrators, successors and assigns of Participant.

9. PRIVILEGES OF STOCK OWNERSHIP.

The Participant shall not have any of the rights of a stockholder with respect to any Shares until the Shares are issued to the Participant.

10. INTERPRETATION.

Any dispute regarding the interpretation of this Agreement shall be submitted by Participant or the Company to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on the Company and Participant.

11. ENTIRE AGREEMENT.

The Plan is incorporated herein by reference. This Agreement and the Plan constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

12. NOTICES.

Any and all notices required or permitted to be given to a party pursuant to the provisions of this Agreement shall be in writing and shall be effective and deemed to provide such party sufficient notice under this Agreement on the earliest of the following:

(a)  at the time of personal delivery, if delivery is in person;

(b)  2 business days after deposit with an express overnight courier;

(c)  3 business days after deposit by regular mail.

All notices not delivered personally shall be sent with postage and/or other charges prepaid and properly addressed to the party to be notified at the address set forth below on the signature lines of this Agreement, or at such other address as such party may designate by one of the indicated means of notice herein to the other parties hereto. Notices to the Company shall be marked “Attention: Chief Financial Officer.”

13. SUCCESSORS AND ASSIGNS.

The Company may assign any of its rights under this Agreement. No other party to this Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except as expressly permitted herein or under the Plan or with the prior written consent of the Company. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement shall be binding upon Participant and Participant’s heirs, executors, administrators, legal representatives, successors and assigns.

14. NO LIMITATION ON RIGHTS OF THE COMPANY.

The grant of the Option does not and will not in any way affect the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

15. PLAN DOCUMENT CONTROLS.

The rights granted under this Agreement are in all respects subject to the provisions set forth in the Plan to the same extent and with the same effect as if set forth fully in this Agreement. If the terms of this Agreement conflict with the terms of the Plan document, the Plan document will control.

16. GOVERNING LAW.

This Agreement shall be governed by and construed in accordance with the laws of the state of New York.

17. ACCEPTANCE.

The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. Participant has read and understands the terms and provisions thereof, and accepts the Option subject to all the terms and conditions of the Plan and this Agreement. The Participant acknowledges that there may be adverse tax consequences upon exercise of the Option or disposition of the Shares and that Participant should consult a tax adviser prior to such exercise or disposition.

18. FURTHER ASSURANCES.

The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

19. TITLES AND HEADINGS.

The titles, captions and headings of this Agreement are included for ease of reference only and shall be disregarded in interpreting or construing this Agreement. Unless otherwise specifically stated, all references herein to “sections” and “exhibits” shall mean “sections” and “exhibits” to this Agreement.

20. COUNTERPARTS.

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement.

21. CODE SECTION 409A NOT TO APPLY.

It is the Company’s intention that Code Section 409A shall not apply to the Option granted hereunder. The Exercise Price for each share subject to the Option may never be less than 100% the Fair Market Value on the date the Option is granted except in the case of adjustments permitted by the Plan, and there shall be no deferral of compensation under the Option other than the deferral of recognition of income until the later of exercise or disposition of the Option under Section 1.83-7 of the Income Tax Regulations.

22. SEVERABILITY.

If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision shall be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement. Notwithstanding the forgoing, if the value of this Agreement based upon the substantial benefit of the bargain for any party is materially impaired, which determination as made by the presiding court or arbitrator of competent jurisdiction shall be binding.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in duplicate by its duly authorized representative and Participant has executed this Agreement in duplicate, effective as of the Date of Grant.

ETHANEX ENERGY, INC. By: /s/ Albert W. Knapp, III Albert W. Knapp, III President and Chief Executive Officer	PARTICIPANT: /s/ David J. McKittrick David J. McKittrick